UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 21, 2008
Allegheny Technologies Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-12001	25-1792394

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Six PPG Place, Pittsburgh, Pennsylvania	15222-5479

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (412) 394-2800
N/A

(Former name or former address, if changed since last report).
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.
(e) 2008 Compensation and Awards.
A. Base Salaries for 2008
     On February 21, 2008, the Personnel and Compensation Committee (the “Committee”) of the Board of Directors of Allegheny Technologies Incorporated (the “Company”) approved the annual base salaries of the Company’s executive officers after a review of performance and competitive market data. The following table sets forth the annual base salary levels of the Company’s named officers effective February 1, 2008:

NAME AND POSITION	BASE SALARY

L. Patrick Hassey	$910,000
Chairman, President and Chief Executive Officer

Richard J. Harshman	$428,000
Executive Vice President, Finance and Chief Financial Officer

Douglas A. Kittenbrink	$428,000
Executive Vice President, Corporate Planning and International Business Development

Jon D. Walton	$428,000
Executive Vice President, Human Resources, Chief Legal and Compliance Officer, General Counsel and Corporate Secretary

Terry L. Dunlap	$385,000
ATI Allegheny Ludlum Business Unit President
B. Annual Incentive Plan for 2008
     The Committee set performance goals and opportunities for the 2008 fiscal year under the Annual Incentive Plan (“AIP”) at its meeting on February 21, 2008. For Messrs. Hassey, Harshman, Kittenbrink and Walton, attainment of performance goals for determining individual AIP bonuses will be based entirely on the degree to which the Company as a whole attains predetermined levels of the following performance measures with the relative weighting as shown below:

Predetermined Levels of:	Relative Weight
Operating earnings	40%
Operating cash flow	30%
Manufacturing Improvements	10%
• Inventory Turns (5%)
• Yield Improvements (5%)
Safety and Environmental Improvements	10%
• Lost time incidents (5%)
• Recordable Incidents (5%)
Customer responsiveness improvements	10%
• Delivery performance (5%)
• Quality/Complaints (5%)
For Mr. Dunlap, attainment of the performance goals for determining his AIP bonus will be based 20% on the degree to which the Company as a whole attains the foregoing predetermined performance levels with relative weighting, and 80% on the degree to which ATI Allegheny Ludlum attains the foregoing predetermined performance levels and same relative weighting.
     The individual AIP opportunities are granted at “Threshold,” “Target” and “Maximum” levels, which are predetermined levels of achievement of the performance goals and are expressed as a percentage of base salary. For Mr. Hassey, the respective percentages of base pay that may be paid under AIP for 2008 based on the relative levels of achievement are 87.5% at Threshold, 175% at Target and 350% at Maximum. For Messrs. Harshman, Kittenbrink, and Walton, the Committee determined that the percentages of base salary to be paid under AIP for 2008 at Threshold would each be 50%, at Target would each be 100% and at Maximum would each be 200%. For Mr. Dunlap, the Committee determined that the percentages of base salary to be paid under AIP for 2008 at Threshold would be 40%, at Target would be 80% and at Maximum would be 160%.
     Under the AIP, the Committee retains negative discretion to reduce actual amounts payable to each individual by up to 20% if the individual does not achieve goals determined appropriate by the Committee. The Committee also has the discretion to pay additional amounts as annual bonus if, in its discretion, such additional amounts are warranted under the circumstances, including achieving financial performance in excess of the Maximum performance goals set for the year. No discretionary additional amount would be performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.
No AIP will be paid to the named officers if operating earnings are below the predetermined minimum. In addition, a prerequisite to any award under AIP, as well as under the long term plans discussed below, is compliance with the Company’s Corporate Guidelines for Business Conduct and Ethics.

C. Long-Term Incentive Programs with Performance Measurement Periods Beginning in 2008
     At its February 21, 2008 meeting, the Committee established a performance measurement period under the Company’s Total Shareholder Return Incentive Compensation Program (“TSRP”) measuring total shareholder return for the period January 1, 2008 through and including December 31, 2010 and determined award opportunity levels for that period. Also, the Committee awarded shares of common stock of the Company under the Performance/Restricted Stock Program (“PRSP”) subject to the restrictions and performance features described below. In addition, the Committee established a measurement period for the period January 1, 2008 through December 31, 2010 under the Company’s Key Executive Performance Program (“KEPP”) and set performance goals and award opportunities under the KEPP. As in the most recent three years, the Committee also determined that it would not grant stock options as part of the long-term incentive program in 2008.
     (1) Performance/Restricted Stock Program
     The Committee determined that shares of Company common stock granted in 2008 would be subject to the following restrictions and performance features. One half the number of shares granted to an individual would be subject to performance-based restrictions and would vest, if at all, if the Company’s net income determined in accordance with generally accepted accounting principles exceeded an aggregate of $1.2 billion for the period January 1, 2008 through and including December 31, 2010 and the holder of shares subject to performance-based restrictions was then an employee of the Company (except for retirement, death or disability). If that level of aggregate net income was not exceeded for the three-year period ending December 31, 2010, or if the employee left employment with the Company for any reason other than retirement, death or disability before December 31, 2010, the shares of stock subject to performance-based restrictions would be forfeited. One half the number of shares granted to an individual would vest on the earlier of (i) December 31, 2010 if the earnings threshold described above for performance-based restricted shares was met for the three-year period ending December 31, 2010, or (ii) February 21, 2013 if the employee was then an employee of the Company (except for retirement, death or disability). Cash dividends declared on the Company’s common stock will be paid in cash to holders of performance/restricted stock. The aggregate number of shares of performance/restricted stock granted to an individual is determined by dividing the individual’s base salary by the average of the high and low trading prices of a share of Company common stock on the date of grant. The following table shows the respective percentage of base salary used to determine the number of shares of performance/restricted stock for the individuals named:

Name	Percentage

Mr. Hassey	200%
Mr. Harshman	125%
Mr. Kittenbrink	125%
Mr. Walton	125%
Mr. Dunlap	100%
     (2) TSRP
     The Company’s TSRP measures the Company’s relative total shareholder return (“TSR”) (generally, the change in the trading price of a share of common stock of the Company plus dividends paid) for the performance measurement period against the total shareholder return of a group of publicly traded companies deemed comparable by the Committee for the same performance measurement period. A target number of shares, determined by dividing a predetermined percentage of an individual’s base salary by the average of the closing price of a share of the Company’s common stock for the thirty business days preceding January 1, 2008, will be delivered in 2011 to participants in the TSRP if the Company’s relative TSR is at the level that includes the 50th percentile. One half of the target number of shares will be delivered if the level of the Company’s TSR performance includes the 25th percentile, twice the target number if the level of the Company’s TSR performance includes the 75th percentile and three times the target number if the level of the Company’s TSR performance includes the 90th percentile or higher; interpolation is made on a straight line basis between each scale. The following table shows the percentage of base salary used to determine the target number of shares for the TSRP award for the 2008 through 2010 performance measurement period for the individuals indicated:

Name:	Percentage

Mr. Hassey	200%
Mr. Harshman	125%
Mr. Kittenbrink	125%
Mr. Walton	125%
Mr. Dunlap	100%

     (3) KEPP
     The Company’s KEPP is a performance-based long-term cash incentive plan in which nine key individuals, including the five named officers, participate and will receive cash payments if, but only if, a predetermined level of aggregate income before taxes is attained or exceeded for the applicable performance measurement period. KEPP was established by the Committee in 2004 in order to keep the Company’s long-term incentive programs competitive with peer companies.
     Operationally, the KEPP program is divided into two levels, one requiring payment of cash bonuses if a designated level of aggregate income before taxes is reached and the second permitting the Committee to exercise negative discretion on a separate bonus pool formed if aggregate income before taxes equals or exceeds designated amounts. The Committee’s negative discretion concerning the second level will be based on the Committee’s evaluation of the extent to which designated key strategic and operational objectives are achieved and the Committee’s evaluation of the performance of the Company’s common stock during the performance measurement period. At the February 21, 2008 meeting, the Committee specified and weighted 16 specific key strategic and operational objectives unique to the business and plans of the Company that it believes are essential to position the Company for sustained financial performance not only for the 2008 through 2010 performance measurement period, but also for years after that performance measurement period.

     The levels of aggregate income before taxes specified by the Committee for the 2008 through 2010 performance measurement period under KEPP are amounts of earnings that the Committee believes represent a substantial increase in earnings and a platform for continuing profitable growth. KEPP for the 2008 through 2010 performance measurement period denominates ten different levels of aggregate income before taxes starting at a minimum amount of $3.1 billion in aggregate income before taxes for the 2008 through 2010 performance measurement period and increasing in increments of $100 million in aggregate income before taxes for each of the successive nine gradients, up to a maximum of $4.0 billion in aggregate income before taxes. These levels of earnings have never been experienced by the Company and, as the Committee has been advised by its consultant, represent a compounded rate of earnings growth that is a multiple of the growth rates of the peer companies.
     At the lowest gradient, $3.1 billion in aggregate income before taxes for the 2008 through 2010 performance measurement period, the level one and level two bonus pools are each approximately 0.112% of the target amount of aggregate income before taxes. Level one bonus pools under KEPP increase on a graduated scale as aggregate income before taxes increases through the specified gradients and reach a maximum of 0.869% of the aggregate income before taxes at the highest of the ten gradients. Level two bonus pools, subject to the Committee’s negative discretion, increase at the same graduated scale used for level one for the first five gradients of aggregate income before taxes, and thereafter the level two bonus pool decreases on a graduated scale as aggregate income before taxes increases through the gradients so that no bonus pool under level two is available at the highest gradient of aggregate income before taxes. No additional KEPP payment is made in respect of aggregate income before taxes in excess of $4.0 billion during the 2008 through 2010 KEPP performance measurement period. Under the banking feature of KEPP, if the actual achievement for any one year in a particular KEPP performance measurement period equals or exceeds a pro rata target gradient, KEPP participants earn one third of the KEPP payment for that gradient and that amount is paid after the end of the KEPP performance measurement period. Banked amounts for prior periods that have been earned but not yet paid are reported in the proxy statement compensation tables.
     At the February 21, 2008 meeting, the Committee also set forth the amounts of cash bonuses that would be paid under level one at each gradient of aggregate income before taxes and the amount subject to the Committee’s negative discretion at each gradient of aggregate income before taxes under level two. The following table shows the approximate average percentage of the bonus pools payable to the named officers under the KEPP for the 2008 through 2010 performance measurement period:

Name	Percentage

Mr. Hassey	26%
Mr. Harshman	12%
Mr. Kittenbrink	12%
Mr. Walton	12%
Mr. Dunlap	11%

     (D) Target Setting Considerations under Incentive Plans
     The Committee set target levels for successful performance during the 2008-2010 measurement period which requires maintaining current performance levels in 2008 followed by substantial increases in earnings in 2009 and 2010. For the AIP, income before taxes at the target level of achievement in the AIP have been held approximately even with 2007 actual performance. The minimum amount of after-tax earnings for vesting under the PRSP have been increased to $1.2 billion for the 2008-2010 measurement period from the $900 million requirement in the 2007-2009 performance measurement period. Also, the Committee set the minimum KEPP target at $3.1 billion for the 2008-2010 measurement period, up from the $2.5 billion target for 2007-2009.
     The result of the aggregate of these actions has been to decrease the weight of base pay relative to the sum of base pay and target incentive opportunities to approximately 13% for Mr. Hassey and 18% for Messrs. Harshman, Kittenbrink and Walton and 21% for Mr. Dunlap (using the same stock price at the end of the period as used to denominate the awards). The Committee was advised that base pay levels for the Company’s named officers are less than the 50th percentile of base pay for the comparable group. As opposed to increasing the base pay level to match the peer group, the Committee chose to increase the opportunities to earn incentive compensation so that if target levels of performance under the PRSP and TSRP are achieved (using the same stock price at the end of the period as used to denominate the awards), the aggregate compensation paid to the named officers will approximate the 75th percentile of the comparable group. If the target level of performance is also reached under the KEPP, the aggregate compensation is expected to exceed the 90th percentile.
     The Committee believes that these relatively high opportunity levels are justified not only by the relative weighting of incentive to guaranteed performance but also by the aggressive target performance levels set by the Committee. The Committee believes that the target requirements are significant challenges to management. If achieved, the rewards to management will be relatively high as compared to the peer group, but the Company will have been positioned for continued profitable growth with enhanced titanium sponge, titanium melt, nickel-based superalloy melt, and finishing capabilities and improvements in its other businesses. The Committee’s advisors informed the Committee that the performance requirements set by the Committee are at growth levels that exceed the average of the growth levels of other members of the peer group.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHENY TECHNOLOGIES INCORPORATED

By:	/s/ Jon D. Walton

Jon D. Walton Executive Vice President, Human Resources, Chief Legal and Compliance Officer
Dated: February 27, 2008